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Exhibit 10.41

NORTHWEST AIRLINES, INC.

2003 LONG TERM CASH INCENTIVE PLAN

        Section 1.    Purpose; Definitions.

        The purpose of the Northwest Airlines, Inc. 2003 Long Term Cash Incentive Plan (the "Plan") is to enable Northwest Airlines, Inc. to attract, retain and reward certain officers of the Company and its Subsidiaries, and strengthen the mutuality of interests between such employees and the Company's stockholders, by providing long term performance-based compensation incentives.

        For purposes of this Plan, the following terms shall have the meanings set forth below:

  a.
  "Administrator" means the Compensation Committee of the Board or a subcommittee thereof or, if the Board elects to administer the Plan, the Board.

  b.
  "Award" means a cash bonus award granted pursuant to the Plan.

  c.
  "Board" means the Board of Directors of NWA Corp.

  d.
  "Cause" means "Cause" as defined in an employment agreement between a Participant and the Company or, if not defined therein or if there is no such agreement, "Cause" means (a) an act or acts of personal dishonesty by the Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or a Subsidiary, (b) an act or acts of personal dishonesty by the Participant intended to cause substantial injury to the Company or a Subsidiary, (c) material breach (other than as a result of a Disability) by the Participant of the Participant's obligations under the terms and conditions of the Participant's employment, which action was (i) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (ii) not remedied within a reasonable period of time after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (d) the conviction of the Participant of a felony.

  e.
  "Change in Control" means any one or more of the following:

  (i)
  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person"), other than one or more Permitted Holders or their Related Parties or any group comprised exclusively of Permitted Holders or their Related Parties, of beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 promulgated under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 20% or more (or, if such Person is an Institutional Investor (as such term is defined in the Rights Agreement dated as of November 20, 1998 between Northwest Airlines Corporation and Norwest Bank Minnesota, N.A.), 25% or more), of either (A) the then outstanding shares of Common Stock of NWA Corp. (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (the "Outstanding Common Stock") or (B) the combined voting power of the then outstanding voting securities of NWA Corp. (or its successor by merger, consolidation or purchase of all or substantially all of its assets) entitled to vote generally in the election of directors (the "Outstanding Voting Securities"), and (b) the Permitted Holders or their Related Parties collectively "beneficially own" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) a lesser percentage of that which is described in each of clause (A) and (B) above and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of NWA Corp. or such successor;

    (ii)
    Individuals who, as of the Effective Date, constitute the Board of Directors of NWA Corp. (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by NWA Corp.'s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of NWA Corp.; or

    (iii)
    Consummation by NWA Corp. of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NWA Corp. (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns NWA Corp. or all or substantially all of NWA Corp.'s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of such Board providing for such Business Combination; or

    (iv)
    Approval by the stockholders of NWA Corp. of a complete liquidation or dissolution of NWA Corp.

  f.
  "Company" means Northwest Airlines, Inc. and any successor thereof by way of merger, consolidation, sale of assets or otherwise.

  g.
  "Effective Date" means the date the Plan is approved by the Board, or such other date designated by the Board.

  h.
  "Good Reason" means "Good Reason" as defined in an employment agreement between a Participant and the Company or, if not defined therein or if there is no such agreement, "Good Reason" means any one or more of the following:

  (i)
  a material reduction in Participant's compensation or other benefits;

  (ii)
  any material change in Participant's job responsibilities; provided that, so long as Participant retains a substantial part of his then current oversight responsibility, a transfer of a portion of such oversight responsibility of Participant shall not in and of itself constitute a material change in Participant's job responsibilities; and

  (iii)
  the relocation of the Company's principal executive offices to a location outside the Minneapolis-St. Paul Metropolitan Area;

  i.
  "NWA Corp." means Northwest Airlines Corporation, a Delaware corporation.

  j.
  "Participant" means an employee of the Company granted an Award under the Plan.

  k.
  "Performance Period" means a two or more year period ending on a December 31 occurring during the term of the Plan, as determined by the Administrator in connection with an Award.

  l.
  "Permitted Holders" means each of Alfred A. Checchi, Gary L. Wilson, Frederic V. Malek or Richard C. Blum and Richard C. Blum & Associates—NWA Partners, L.P., and also includes NWA Corp. and any employee benefit plan (or related trust) sponsored or maintained by NWA Corp. or any corporation controlled by NWA Corp.

  m.
  "Related Parties" with respect to any Permitted Holders means (i) any spouse or immediate family member of such Permitted Holder, any trust created primarily for the benefit of any such individual or such individual's estate, executor, administrator, committee or other personal representatives or beneficiaries; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority controlling interest of which consist of one or more of such Permitted Holders and/or such other Person referred to in the immediately preceding clause (i).

  l.
  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        Section 2.    Administration of the Plan.

  a.
  The Plan shall be administered by the Administrator. The Administrator in its sole discretion shall have full and absolute power, authority and discretion to (i) select the officers of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine whether and to what extent Awards are to be granted hereunder to one or more eligible employees; (iii) determine the amount covered by each such award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the performance standards, the length of the Performance Period and any other restrictions or limitations, or any vesting, acceleration or waiver of forfeiture restrictions regarding any Award, based in each case on such factors as the Administrator shall determine, in its sole discretion); (v) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; (vi) waive, amend, or modify the performance standards for any Award; (vii) interpret the provisions of the Plan; and (viii) take all action necessary or appropriate to administer the Plan. All decisions, determinations, interpretations or other actions by the Administrator shall be final and binding on the Participants and the Company.

  b.
  The Board in its sole discretion may from time to time elect to administer (and, in the event there is no Administrator, shall administer) the Plan and exercise all of the powers, authority and discretion of the Administrator under the Plan.

        Section 3.    Change in Control.

        In the event that (i) a Participant's employment is terminated by the Company without Cause or the Participant resigns with Good Reason prior to the Payment Date of an Award and (ii) a Change in Control shall have occurred following the grant of such Award and within the two year period immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, an Award for the Affected Performance Period (A) if such termination of employment is during the Performance Period of such Award, as if the performance standards for such Performance Period had been achieved at 100% or (B) if such termination of employment is following the Performance Period of such Award but prior to the Payment Date, as if the Participant remained employed until the Payment Date.

        Section 4.    Awards.

  a.
  Subject to the provisions of the Plan, the Administrator shall have authority to determine the persons to whom and the time or times at which Awards shall be made, the amount to be awarded pursuant to such Awards, and all other terms and conditions of the Awards. The provisions of Awards need not be the same with respect to each Participant.

  b.
  Each Award under this Section 4 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company.

        Section 5.    Payment.

        The amount of an Award for a Performance Period, as determined by the Administrator, shall be paid to the Participant at such time as determined by the Administrator after the end of such Performance Period.

        Section 6.    Unfunded Status of Plan.

        The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        Section 7.    General Provisions.

  a.
  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements; and such arrangements may be either generally applicable or applicable only in specific cases.

  b.
  The adoption of the Plan shall not confer upon any Participant any right to continued employment with the Company or a Subsidiary or affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or affiliate to terminate the employment of any of its employees at any time.

  c.
  The Company shall have the power and the right to deduct or withhold an amount of cash sufficient to satisfy federal, state and local taxes required by law to be withheld in connection with a payment made under the Plan.

  d.
  The validity, construction, interpretation, administration and effect of the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Minnesota.

  e.
  An Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by any Participant, except as may be otherwise provided in the award agreement relating to the Award. If a Participant or anyone claiming under or through a Participant attempts to violate this Section 7(e), such attempted violation shall be null and void and without effect.

  f.
  The Administrator may amend or terminate the Plan and may amend the terms of the grant of the Awards under the Plan; provided, however, no such termination or amendments shall impair the rights of a Participant under an Award previously granted, without such Participant's consent.

        Section 8.    Term of Plan.

        The Plan shall be effective as of Effective Date and shall terminate when determined by the Administrator.

NORTHWEST AIRLINES, INC.
2003 LONG TERM CASH INCENTIVE PLAN

AWARD ACKNOWLEDGMENT

Participant:	Date: January , 2003
Target Percentage of Base Salary:

        1.    Grant of Award.    The Company hereby grants a cash bonus award (the "Award") equal to the Target Percentage listed above, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Northwest Airlines, Inc. 2003 Long Term Cash Incentive Plan (the "Plan"), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Acknowledgement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

        2.    Performance Level.    Subject to the Participant maintaining an average individual performance rating of 3.0 for each calendar year during the Performance Period, as determined by the Administrator in its sole discretion, the Participant, subject to Section 6 of this Acknowledgement, shall be entitled to a cash payment equal to the product of (i) the Participant's Base Salary multiplied by (ii) the product of (A) the Payout Percentage based on the Company's attainment of the performance levels set forth below multiplied by (B) the Target Percentage.

Payout Percentage	Performance Level
50%	The Company's Average Operating Margin ranks third among the Major Carriers.
100%	The Company's Average Operating Margin ranks second among the Major Carriers.
150%	The Company's Average Operating Margin ranks second among the Major Carriers and the Company's Net Profitability for the Performance Period exceeds the Net Profitability Threshold OR The Company's Average Operating Margin ranks first among the Major Carriers.
200%	The Company's Average Operating Margin ranks first among the Major Carriers and the Company exceeds the Net Profitability Threshold.

        For purposes of this Acknowledgement:

  "Average Operating Margin" shall mean, with respect to a Major Carrier, the total operating income for the Performance Period divided by the total operating revenues for the Performance Period (excluding any adjustments approved by the Administrator for fuel expense and other extraordinary items), each as reported by such Major Carrier in its public filings.

  "Base Salary" shall mean the Participant's annual rate of base salary in effect on December 31, 2004.

  "Major Carriers" shall mean the Company, American Airlines, United Airlines, Delta Air Lines, Continental Airlines and US Airways.

  "Net Profitability" shall mean the net income of the Company, excluding extraordinary items, as determined by the Administrator in its sole discretion.

  "Net Profitability Threshold" shall mean, for each fiscal year during the Performance Period, the amount of Net Profitability determined by the Administrator in its sole discretion.

  "Performance Period" shall mean the period beginning on January 1, 2003 and ending on December 31, 2004.

  "Target Percentage" shall mean the Target Percentage (set forth above) of the Participant's Base Salary.

        3.    Timing of Payment.    The amount of the Award, if any, determined by the Administrator, for the Performance Period shall be paid to the Participant at such time as determined by the Administrator after the end of the Performance Period, but no later than June 15, 2005 (the "Payment Date").

        4.    Termination of Employment.

        (a)   If the Participant's employment with the Company or its affiliates terminates for any reason prior to the Payment Date, the Award shall be cancelled without payment; provided, however, that if the Participant's employment with the Company or its affiliates is terminated due to the Participant's death or Disability (i) during the Performance Period, the Participant shall be entitled to a pro rata share of the Participant's Award, if it would have become earned and payable had the Participant remained employed during the entire Performance Period and at the base salary in effect on the date of such termination of employment, based on the percentage of the Performance Period that shall have elapsed through the date of the Participant's termination of employment, payable on the Payment Date or (ii) following the Performance Period but prior to the Payment Date, the Participant shall be entitled to the Participant's Award, if it would have become earned and payable had the Participant remained employed until the Payment Date, payable on the Payment Date. For purposes of this Acknowledgement, "Disability" shall mean the Participant's physical or mental condition which prevents continued performance of his or her duties and for which the Participant establishes by medical evidence that such condition will be permanent and continuous during the remainder of the Participant's life or is likely to be of at least three (3) years' duration.

        (b)   Notwithstanding the foregoing, if (i) the Participant's employment is terminated by the Company without Cause or the Participant resigns with Good Reason prior to the Payment Date and (ii) a Change in Control shall have occurred within the two year period immediately preceding the date of such termination, then the Participant shall be entitled, promptly after the date of such termination, to the Participant's Award (A) if such termination of employment is during the Performance Period, as if the Payout Percentage for the Performance Period had equaled 100% or (B) if such termination of employment is following the Performance Period but prior to the Payment Date, as if the Participant remained employed until the Payment Date.

        5.    Compensation Limitation.    Notwithstanding the foregoing, in the event legislation is enacted under which the Company would be entitled to receive compensation or other payments or assistance from the federal government or any agency or instrumentality thereof and any payments or benefits payable to the Participant pursuant to the Plan and the Award do not comply with such legislation, then (i) to the extent permitted by such legislation, any such payments or benefits that do not comply with such legislation shall be deferred until such payments or benefits may be paid under such legislation, and (ii) to the extent such legislation does not permit the deferral of any such payments or benefits, the maximum payments and/or benefits Participant may receive from the Company pursuant to the Plan and the Award (together with any other compensation and/or benefits received by Participant from the Company) will not exceed the amount allowed under such legislation.

        6.     Notwithstanding the attainment of the Performance Levels set forth in Section 2 of this Acknowledgement, the Administrator, in its sole discretion, may reduce (including to zero) or increase any cash payment otherwise payable pursuant to Section 2 and the Administrator may, in its sole discretion, terminate this Award at any time prior to the Payment Date without the payment of consideration.

        7.    No Right to Continued Employment.    Neither the Plan nor this Acknowledgement shall be construed as giving the Participant the right to be retained in the employ of the Company or any affiliate. Further, the Company or an affiliate may at any time dismiss the Participant free from any liability or any claim under the Plan or this Acknowledgement.

        8.    Transferability.    The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any affiliate.

        9.    Withholding.    The Company shall have the right and is hereby authorized to withhold from any payment due under this Acknowledgement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes.

        10.    Choice of Law.    THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS ACKNOWLEDGEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        11.    Award Subject to Plan.    In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

NORTHWEST AIRLINES, INC.
By:
Richard H. Anderson Chief Executive Officer

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NORTHWEST AIRLINES, INC. 2003 LONG TERM CASH INCENTIVE PLAN
AWARD ACKNOWLEDGMENT